EXECUTION COPY

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT OF
WILLIAM RAST LICENSING, LLC

Effective As of October 1, 2011

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS OF TERMS		1

ARTICLE II - INTRODUCTORY MATTERS		4

2.1	Business of LLC	4
2.2	Laws Governing the Agreement	4
2.3	Term	4
2.4	Principal Place of Business	4
2.5	Agent for Service of Process	5
2.6	Required Maintenance of Records in California	5
2.7	Records Subject to Inspection	5
2.8	Foreign Qualification	5
2.9	Commencement of Operations	6

ARTICLE III - MEMBERS, CAPITAL CONTRIBUTIONS, ALLOCATIONS		6

3.1	Membership Interests, Capital Accounts and Percentage Interests	6
3.2	Interests	6
3.3	Status of Capital Contributions	6
3.4	Capital Accounts	6
3.5	Return of Capital Contributions	7
3.6	No Management	7

ARTICLE IV – ADDITIONAL CAPTIAL CONTRIBUTIONS; NEW MEMBERS		7

4.1	Additional Capital Contributions	7
4.2	Admission of Additional Members	7

ARTICLE V — ALLOCATIONS AND DISTRIBUTIONS		8

5.1	Allocations of Profits and Losses	8
5.2	Time of Allocation	8
5.3	Distributions of Cash	8
5.4	Limitations on Distributions	8
5.5	Amounts Withheld	9
5.6	Tax Allocations; Section 704(c) of the Code; Special Allocations	9
5.7	Allocation of Net Income and Net Loss for Financial Reporting Purposes	9

ARTICLE VI - MANAGEMENT OF THE LLC, CONTROL OF THE BUSINESS, OFFICERS		10

6.1	Governance of the LLC and Election of the Manager	10
6.2	Powers of the Manager	10
6.3	Contractual Authority	10
6.4	Officers	11
6.5	Limitations on Liability of the Managers and Officers	11

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6.6	Other Activities of the Members and Manager Permitted	11
6.7	Devotion of Time	11
6.8	Class B Member Consent Rights	11

ARTICLE VII – MEETINGS OF MEMBERS & INFORMATION RIGHTS		12

7.1	Meeting of Members	12
7.2	Reports	12

ARTICLE VIII - TRANSFER AND ASSIGNMENT OF MEMBERSHIP INTERESTS, ECONOMIC INTERESTS AND RIGHTS		12

8.1	Transfers	12
8.2	Substitution of Members	12
8.3	Permitted Transfers	13
8.4	Additional Transfer Restrictions	13
8.5	Enforcement of Transfer Restrictions	13
8.6	Mandatory Co-Sale	13
8.7	Redemption of Class B Membership Interests; Liquidating Payment	14

ARTICLE IX - DISSOLUTION AND WINDING UP		16

9.1	Conditions of Dissolution	16
9.2	Order of Payment of Liabilities Upon Dissolution	16
9.3	Limitations on Payments Made on Dissolution	16
9.4	Liquidation	16
9.5	Termination of Covenants	17

ARTICLE X - BOOKS AND RECORDS, FISCAL YEAR		17

ARTICLE XI - TAX MATTERS		17

ARTICLE XII - INDEMNIFICATION		17

12.1	Liability of Members	17
12.2	Liability of Manager and Officers	17
12.3	Exculpation	17
12.4	Fiduciary Duty; Waiver	18
12.5	Indemnification by the LLC	18
12.6	Indemnification Procedure	18
12.7	Expenses	19

ARTICLE XIII - REQUIRED ARBITRATION OF DISPUTES		19

13.1	Reference; Rules and Procedures	19
13.2	Confidentiality	19

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ARTICLE XIV - MISCELLANEOUS		20

14.1	Law Governing	20
14.2	Complete Agreement	20
14.3	Binding Effect	20
14.4	No Third Party Beneficiary	20
14.5	Gender and Number in Nouns and Pronouns	20
14.6	Headings	21
14.7	References in This Agreement	21
14.8	Exhibits	21
14.9	Severability	21
14.10	Additional Documents and Acts	21
14.11	Notices	21
14.12	Amendments	21
14.13	Multiple Counterparts	22

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SECOND AMENDED AND RESTATED
OPERATING AGREEMENT OF
WILLIAM RAST LICENSING, LLC

This Second Amended and Restated Operating Agreement, made and entered into effective as of October 1, 2011 (the “Effective Date”), governs the relationship between the undersigned Members of William Rast Licensing, LLC, a California limited liability company (the “LLC”), and between the LLC and the undersigned Members, pursuant to the Beverly-Killea Limited Liability Act as amended from time to time (the “Act”), and the Articles of Organization for the LLC.  In consideration of their mutual promises, covenants, and agreements, the parties hereto do hereby promise, covenant, and agree as set forth herein.

RECITALS

A.          The Members of the LLC were previously party to that certain Amended and Restated Operating Agreement effective January 1, 2007, as amended effective October 2, 2007 (the “Prior Agreement”).

B.           The LLC’s Members desire to amend and restate the Prior Agreement to (i) to recapitalize and reclassify the membership interests previously issued to the Members, such that Bella Rose, LLC, a Delaware limited liability company (“BR”) shall become the holder of “Class A Membership Interests” and Tennman WR-T, Inc., a Delaware corporation (“TWR”) shall become the holder of “Class B Membership Interests” (in each case in the amounts and as noted on Exhibit A), (ii) recognize the redemption of certain membership interests previously issued to TWR, (iii) to establish the characteristics of the Class A Membership Interests and Class B Membership Interests and (iv) in connection with the LLC’s recapitalization, to memorialize the agreement among the Members as to the restated ownership of the LLC.

C.           In connection with the above described recapitalization, TWR, the LLC and the other persons and entities party thereto are also entering into that certain Royalty Agreement of even date herewith which provides for the payment of certain consideration in relation to the recapitalization (the “Royalty Agreement”).

D.          This Agreement has been approved by the requisite Members as provided by the Prior Agreement.

E.           The Members of the LLC desire to enter into this Agreement such that this Agreement shall hereafter govern the rights, preferences, privileges and restrictions of the Members of the LLC.

ARTICLE I - DEFINITIONS OF TERMS

When used in this Agreement, the following terms shall have the meanings set forth below:

1.1         “Affiliate” means, with respect to any Member, any Person, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Member.  The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation the right to exercise directly or indirectly, 50% or more of the voting rights attributable to the controlled corporation, and, with respect to any partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

1.2         “Agreement” means this Operating Agreement among the Members regulating the affairs of the LLC and the conduct of its business, as originally executed and as amended from time to time, and shall refer to this Agreement as a whole, unless the context otherwise requires.

1.3         “Aggregate Sales Proceeds” shall have the meaning set forth in Section 8.7.4 hereof.

1.4         “Articles” means the Articles of Organization for the LLC which were filed with the Secretary of State of California on August 30, 2006, as File No. 200624310013, together with all amendments thereto or restatements thereof and shall mean the Articles as a whole unless the context otherwise requires.

1.5         “BR” means Bella Rose, LLC, a California limited liability company.

1.6         “Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 3.4 hereof.

1.7         “Capital Contribution” means, with respect to any Member, the aggregate amount of money and the fair market value (as determined in good faith by the Manager) of any property, tangible or intangible (other than money) contributed to the LLC pursuant to Article III hereof with respect to the Membership Interest of such Member.

1.8         “Class A Member” refers to the Members holding Class A Membership Interests as set forth on Exhibit A or to any other person or entity who succeeds them in that capacity as permitted by this Agreement.  The Class A Members in the aggregate shall be entitled to all of the Distributable Cash from Operations and all Distributable Cash from a Sale Transaction that is not paid or required to be paid to the Class B Members in accordance with Section 8.7 of this Agreement.

1.9         “Class B Member” refers to the Members holding Class B Membership Interests as set forth on Exhibit A or to any other person or entity who succeeds them in that capacity as permitted by this Agreement.  The Class B Members in the aggregate shall not be entitled to any of the Distributable Cash from Operations and shall only be entitled to receive that portion of the Distributable Cash from a Sale Transaction and such other amounts or property specifically described in Section 8.7 of this Agreement.

1.10       “Code” means the Internal Revenue Code of 1986, as amended from time to time, the Treasury Regulations promulgated thereunder, or any corresponding provisions of any succeeding federal statute.

1.11       “Covered Person” means any Member, any Manager, any partners, employees, representatives or agents of any Member or Manager, and any officer, employee, partner, representative or agent of the LLC.

1.12       “Distributable Cash” the gross amount of cash from LLC operations (including, but not limited to, licensing revenues, royalties, sales, dispositions and refinancings of LLC property, and all principal and interest payments with respect to any note or other obligation received by the LLC in connection with sales or other dispositions of LLC property), less the portion thereof used to pay or establish reserves for all LLC expenses, debt payments, research and development (to the extent approved by the Manager), capital improvements, replacements and contingencies, all as determined by the Manager in good faith.  “Distributable Cash” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances (except to the extent cash is set aside to pay or establish a reserve for such items), but shall be increased by any reductions of reserves previously established under this Section 1.12.

1.13       “Economic Interest” means a Person’s right to share in the Profits, Losses, and similar items of, and to receive distributions from, the LLC, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the LLC, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the LLC.

1.14       “Existing PPLB Debt” means any and all obligations of the LLC and/or any of its controlled subsidiaries to PPLB, Versatile Entertainment, Inc. and/or BR to repay all amounts advanced, loaned or allocated to the LLC or its controlled subsidiaries, and any other indebtedness of the LLC or its controlled subsidiaries owing to PPLB, Versatile Entertainment, Inc. and/or BR, in each case existing as of the date hereof, and all rights of PPLB and/or BR with respect thereto. As of August 31, 2011, the Members acknowledge and agree that the outstanding amount of the Existing PPLB Debt equals $0.

1.15       “LLC” means William Rast Licensing, LLC.

1.16       “LLC Property” means property of the LLC, including, without limitation, all real, personal, tangible or intangible property or any interests in such property.

1.17       “Manager” means Colin Dyne, or such other Person elected Manager of the LLC elected pursuant to Article VI.

1.18       “Member” means each Person who has been admitted to the LLC as a Member in accordance with the Articles and this Agreement (other than any Person who has transferred its entire Membership Interest in accordance with this Agreement).

1.19       “Membership Interest” means the entire ownership interest of a Member in the LLC at any particular time, including, collectively, his Economic Interest, any and all rights to vote and otherwise participate in the LLC’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.  A Membership Interest constitutes personal property.  Membership Interests may be divided into such classes and such number of series as the Manager may determine from time to time in accordance with the terms hereof. As of the date of this Agreement, the LLC has authorized two classes of Membership Interests, designated respectively as “Class A Membership Interests” and “Class B Membership Interests.”  Each class of Membership Interests has such rights, preferences, privileges and restrictions as set forth in this Agreement.  The Class B Membership Interests shall be non-voting and shall have no rights to vote or participate in the management of the LLC except as may be required under the Act or otherwise expressly set forth herein.  The term “Membership Interests” shall refer to the Class A Membership Interests and Class B Membership Interests, collectively.

1.20       “Operations” means the business of the LLC other than a Sale Transaction.

1.21       “Percentage Interest” means, with respect to a Member, the percentage amount set forth beside such Member’s name in the right-hand column of the table set forth in Exhibit A hereto.

1.22       “Person” means an individual, general partnership, limited partnership, other limited liability company, corporation, trust, estate, real estate investment trust and any other entity.

1.23       “PPLB” means Peoples Liberation, Inc., a Delaware corporation.

1.24       “PPLB Indebtedness” means (i) the Existing PPLB Debt, and (ii) any indebtedness of the LLC or any of its controlled Affiliates incurred or issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge, the Existing PPLB Debt.

1.25       “Profits and Losses” means the profits and losses of the LLC, determined in accordance with the accounting method followed by the LLC for federal income tax purposes, including, without limitation, each item of LLC income, gain, loss, deduction, tax preference and credit, all as such terms or words are used in the Code.

1.26       “Sale Transaction” shall have the meaning set forth in Section 8.7.3 hereof.

1.27       “Transfer” shall mean, with respect to any interest in the LLC, (i) a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value, direct or indirect, and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing, or (ii) any sale or other voluntary transfer, including by means of a merger or consolidation, or a series of related sales or voluntary transfers, aggregating more than 50% of the voting or equity interests of a Member.

1.28       “TWR” means Tennman WR-T, Inc., a Delaware corporation.

1.29       “WRS License Agreement” means that certain Trademark License Agreement, effective as of October 1, 2006, by and between the LLC and William Rast Sourcing, LLC, as amended to date and as the same may be further amended or supplemented from time to time.

ARTICLE II - INTRODUCTORY MATTERS

2.1         Business of LLC.

The LLC shall be authorized to engage in any lawful act or activity for which a limited liability company may be organized under the Act.  Initially, the purpose of the LLC shall be to own, and license, others (including a Member or any of its Affiliates) right to, the trademark “William Rast” in all classifications.

2.2         Laws Governing the Agreement.

This Agreement is subject to, and governed by, the mandatory provisions of the Act and the Articles.  In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Articles, such provisions of the Act or the Articles, as the case may be, shall be controlling.

2.3         Term.

The term of the LLC began upon the due filing of the Articles and shall continue until such date as the LLC is terminated as provided herein.

2.4         Principal Place of Business.

The principal place of business of the LLC shall be at 1212 S. Flower St., 5th Floor, Los Angeles, CA 90015, or at such other place as the Manager shall from time to time determine.

2.5         Agent for Service of Process.

The agent for service of process for the LLC in California shall be National Registered Agents, Inc., or such other service firm or person as the Manager shall from time to time determine.

2.6         Required Maintenance of Records in California.

The LLC shall continuously maintain an office in the State of California which may, but need not be, its principal executive office, and at which it shall keep:

(a)           A current list in alphabetical order of the full name and last known business address of each Member, and each holder of an Economic Interest, together with their respective Capital Contribution and Percentage Interest;

(b)           A copy of the filed Articles, together with any powers of attorney pursuant to which the Articles or any amendments thereto were executed;

(c)           Copies of the LLC’s federal, state and local income tax returns or information returns and reports, if any, for the six most recent taxable years or such short period as the LLC has been in existence;

(d)           A copy of this Agreement, together with any powers of attorney pursuant to which this Agreement or any amendments thereto were executed;

(e)           Copies of financial statements of the LLC for the six most recent taxable years or such short period as the LLC has been in existence; and

(f)           The books and records of the LLC as they relate to its internal affairs as more particularly described in Section 10.1 herein for at least the current and past four taxable years or such short period as the LLC has been in existence.

2.7         Records Subject to Inspection.

Records kept pursuant to Section 2.6 are subject to inspection at the reasonable request of any Member (but not any assignee thereof who does not become a substitute Member, except such an assignee that has been approved by the Members) and its duly authorized representative during normal business hours.  Copies of the records referenced in Section 2.6 shall also be provided at the reasonable request and expense of any Member (but not any assignee thereof who does not become a substitute Member, except such an assignee that has been approved by the Members).

2.8         Foreign Qualification.

The officers shall cause the LLC to be qualified or registered under assumed or fictitious name statutes or similar laws in any other jurisdiction in which such qualification or registration is necessary or required to conduct the LLC’s business, except where the failure to do so would not have a material adverse effect on the LLC.  The officers or other authorized representative shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in a jurisdiction in which the LLC may wish to conduct business, except where the failure to do so would not have a material adverse effect on the LLC.

2.9         Commencement of Operations.

The operations of the LLC commenced as of October 1, 2006.

ARTICLE III - MEMBERS, CAPITAL CONTRIBUTIONS, ALLOCATIONS

3.1         Membership Interests, Capital Accounts and Percentage Interests.

Immediately following the execution and delivery of this Agreement and recapitalization of the Membership Interests as described in the recitals to this Agreement, the Membership Interests, Capital Accounts (determined as of December 31, 2010) and Percentage Interests of each Member are as set forth on Exhibit A.

3.2         Interests.

In the event of dissolution of the LLC, no Member shall have an interest in specific LLC Property.

3.3         Status of Capital Contributions.

3.3.1   Except as otherwise provided in this Agreement, a Member’s Capital Contributions may be returned, in whole or in part, at any time upon the request of such Member, only with the approval of the Manager.  In no way limiting any other provision of this Agreement, this Section 3.3.1 shall not prohibit distributions otherwise authorized by this Agreement notwithstanding that such distributions may result in returns of Capital Contributions.

3.3.2   Notwithstanding the foregoing, no return of a Member’s Capital Contribution shall be made hereunder if such distribution would violate applicable law.

3.3.3   No Member shall receive any interest, salary or drawing with respect to its Capital Contribution or its Capital Account or for services rendered to or on behalf of the LLC or otherwise in its capacity as a Member or otherwise, except as otherwise specifically provided in this Agreement.

3.3.4   Following the execution and delivery of this Agreement, no Member shall be required to make any additional capital contributions at any time to the LLC.

3.4         Capital Accounts.

3.4.1   An individual Capital Account shall be established and maintained for each Member.  The original Capital Account established for any Member who acquires a Membership Interest by virtue of an assignment or transfer in accordance with the terms of this Agreement shall be a pro-rata part of the Capital Account of the assignor represented by such percentage of the Membership Interest as is assigned to such assignee, and, for purposes of this Agreement, such Member shall be deemed to have made a proportionate amount of the Capital Contributions made by the assignor of such Membership Interest (or made by any of such assignor’s predecessors in interest).

3.4.2   The Capital Account of each Member shall be maintained in accordance with the following provisions:

(a)           to such Member’s Capital Account, there shall be credited the amount of any cash, and the fair market value (as determined in good faith by the Manager) of any other property contributed by such Member to the capital of the LLC, such Member’s allocated share of Profits and the amount of any LLC liabilities that are expressly assumed by such Member or that are secured by any LLC Property distributed to such Member;

(b)           to such Member’s Capital Account, there shall be debited the amount of cash and the fair market value (as determined in good faith by the Manager) of any LLC Property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocated share of Losses and the amount of any liabilities of such Member that are assumed by the LLC or that are secured by any property contributed by such Member to the LLC;

(c)           from time to time as they deem appropriate, the Manager may make such modification to the manner in which the Capital Accounts are computed to comply with Treasury Regulation Section 1.704-1(b) provided that such modification is not likely to have a material effect on the amounts distributable to any Member pursuant to this Agreement; and

(d)           the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulation.

3.5         Return of Capital Contributions.

The Manager and Members shall not be personally liable for the return of the Capital Contributions of any Member, or any portion thereof, it being expressly understood that any such return shall be made solely from LLC Property, nor shall the Manager or Members be required to pay to the LLC or any Member any deficit in any Member’s Capital Account upon dissolution or otherwise.

3.6         No Management.

A Member shall not be an agent of the LLC, nor can a Member bind, nor execute any instrument on behalf of, the LLC.  A Member shall not participate in the management of the business or affairs of the LLC and, except as provided in this Agreement, shall not have any voting, consent or approval rights.

ARTICLE IV – ADDITIONAL CAPTIAL CONTRIBUTIONS;
NEW MEMBERS

4.1         Additional Capital Contributions.

No Member shall be required to make additional Capital Contributions to the LLC.  The Members may make additional Capital Contributions to the LLC only with the approval of the Manager.

4.2         Admission of Additional Members.

Additional Members may be admitted to the LLC from time to time only with the approval of the Manager, such additional Members to be issued Membership Interests in one or more classes or series, and upon such terms and conditions, and for such consideration, as shall be determined by the Manager.  Except as otherwise provided hereunder, upon any such admission of any additional Members to the LLC, the Manager shall have the authority to adopt such amendments to this Agreement, and to execute and deliver such additional instruments and documents, as shall be necessary or appropriate in order to evidence or reflect the issuance of the same.

ARTICLE V —  ALLOCATIONS AND DISTRIBUTIONS

5.1         Allocations of Profits and Losses.

The Profits and Losses of the LLC shall be allocated for each fiscal year (or any proportion thereof) as follows:

5.1.1   Profits from Operations (and all items thereof) for each Fiscal Year shall be allocated to the Class A Members.

5.1.2   Losses (and all items thereof) for each Fiscal Year (including Losses from a Sale Transaction) shall be allocated (i) first, among the Members having a positive Capital Account balance in accordance with their relative Percentage Interests until each Member’s Capital Account balance is reduced to zero, (ii) to the Members who bear the economic risk of loss for the expenses or deductions giving rise to the Losses or items thereof and (iii) any remaining Losses or items thereof among the Members in accordance with their relative Percentage Interests.

5.1.3   Profits (or items thereof) from a Sale Transaction shall be allocated among the Members pro rata in accordance with their respective Membership Interests as set forth on Exhibit A.

5.2         Time of Allocation.

All allocations of Profits and Losses made pursuant to Section 5.1 shall be made as of the last day of each fiscal year of the LLC; provided, however, that if during any fiscal year of the LLC or any portion thereof there is for any reason a change in any Member’s Percentage Interest attributable to their Membership Interests in the LLC, the Profits and Losses for such year shall be allocated among the Members based upon the number of days during such period that such Member was the owner of such interest or in such other manner as the Manager deems appropriate in accordance with the requirements of the Code and of Treasury Regulations issued pursuant thereto.

5.3         Distributions of Cash.

5.3.1   From time to time, at the sole discretion of the Manager, the LLC shall distribute all Distributable Cash from Operations, or any portion thereof, solely to the Class A Members pro rata in accordance with their Percentage Interests in the LLC vis-à-vis each other.  Class B Members shall not be entitled to receive any distributions of Distributable Cash from Operations.

5.3.2   The LLC shall distribute to the Class B Members that portion of the Distributable Cash from a Sale Transaction specifically described in Section 8.7 of this Agreement to be distributed to the Class B Members, pro rata in accordance with their Percentage Interests in the LLC vis-à-vis each other, and the LLC shall distribute to the Class A Members that portion of the Distributable Cash from a Sale Transaction not distributed or required to be distributed to the Class B Members pursuant to Section 8.7 of this Agreement, pro rata in accordance with their Percentage Interests in the LLC vis-à-vis each other.

5.4         Limitations on Distributions.

Anything contained herein to the contrary notwithstanding, the LLC shall not make a distribution to any Member on account of its Membership Interest if such distribution would violate the Act or other applicable law or any restrictions in any of the LLC’s loan agreements.  In addition, notwithstanding anything contained herein to the contrary, the LLC shall not consummate a Sale Transaction unless the Class B Members will receive a Liquidating Payment in accordance with Section 8.7 hereof.

5.5         Amounts Withheld.

All amounts of federal, state and local income taxes, personal property taxes, unincorporated business taxes or other taxes withheld from, or required to be paid with respect to, any distribution or amount distributable to a Member, because of that Member’s status or otherwise, shall be treated as amounts distributed to such Member for all purposes under this Agreement.

5.6         Tax Allocations; Section 704(c) of the Code; Special Allocations.

5.6.1   The income, gains, losses, deductions and expenses of the LLC shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the LLC’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

5.6.2   The Members acknowledge that the Code may require allocations of Profits, Losses, or items thereof in a manner which varies from the general provisions of Section 5.1, including allocations in respect of such matters known as “minimum gain chargeback,” “qualified income offset,” “gross income allocation,” “nonrecourse deductions,” “Section 754 adjustments,” “Section 704(c)” provisions relating to any property which may be contributed to the LLC, and items relating to the issuance of Membership Interests.  The Manager is authorized and directed to make such allocations as may be required by the Code (which are incorporated by this reference as if fully set forth herein), and also to make any offsetting allocations otherwise permissible under the Code so that the foregoing required allocations do not adversely affect the intended pattern of distributions under Section 5.3, in each case upon advice or consultation with the LLC’s regularly retained accountant.

5.6.3   Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intent of this Agreement.

5.6.4   The Manager may elect to adjust the basis of LLC Property for federal income tax purposes in accordance with Section 754 of the Code, in the event of a distribution of LLC Property as described in Section 734 of the Code or a transfer of a Membership Interest described in Section 743 of the Code.  In the event that any Member requests to make any such election, the Manager may require the Member so benefited thereby to pay the additional annual accounting costs incurred as a result of making such election.

5.7         Allocation of Net Income and Net Loss for Financial Reporting Purposes.

The Members acknowledge and agree that, for purposes of the preparation of the financial statements of PPLB under generally accepted accounting principles (“GAAP”), it is their intention that PPLB will be entitled to consolidate the Company’s financial results with the financial results of PPLB and its other consolidated subsidiaries, and that BR and, through consolidation, PPLB shall be entitled to report 100% of the Company’s net income or net loss (as determined under GAAP) from Operations for all periods on PPLB’s financial statements without including thereon any allocation of net income or net loss to the Class B Members in respect of their Class B Membership Interests, on the basis that BR, as the sole Class A Member, is entitled to 100% of Profits from Operations and 100% of Distributable Cash from Operations, and that TWR, as the sole Class B Member, is only entitled to a portion of Profits from a Sale Transaction and a portion of Distributable Cash from a Sale Transaction.

ARTICLE VI - MANAGEMENT OF THE LLC,
CONTROL OF THE BUSINESS, OFFICERS

6.1         Governance of the LLC and Election of the Manager.

6.1.1   Governance of the LLC by the Manager.  All powers of the LLC shall be exercised under the authority of, and the business and affairs of the LLC shall be under the direction of, the Manager, unless otherwise provided in the Act, the Articles, or this Agreement.  A Member shall not participate in the day-to-day operation of the business affairs of the LLC.  A Manager need not be a Member.

6.1.2   Election of the Managers by the Members; Term.  The Manager of the LLC shall be Colin Dyne.  The Manager shall serve until the earliest of (i) the appointment of a different Manager by BR, or (ii) the date upon which such Manager resigns, dies or becomes disabled and unable to serve, whereupon BR shall be entitled to elect a successor.  A Manager may resign at any time upon written notice to the LLC.

6.1.3   Acknowledgement.  TWR acknowledges and agrees that, notwithstanding the parties’ relative Percentage Interests in the LLC, and subject to the explicit terms of this Agreement, including Section 6.2 hereof, BR shall have the exclusive right to appoint the Manager of the LLC and thus, indirectly through the appointment of such Manager, to manage and control the LLC and its operations.  Any amendment to this ARTICLE VI shall, in addition to the other approvals set forth herein, require the approval BR.

6.2         Powers of the Manager.

The Manager shall have all necessary powers of direction and control to carry out, through the officers, the purposes, business, and objectives of the LLC, including, but not limited to, the right to direct the officers of the LLC to enter into and carry out contracts of all kinds; to employ employees, agents, consultants and advisors on behalf of the LLC; to lend or borrow money and to issue evidences of indebtedness; to bring and defend actions in law or at equity; and to buy, own, manage, sell, lease, mortgage, pledge or otherwise acquire or dispose of the LLC property. The Manager may, on behalf of the LLC, enter into contracts with Affiliates; provided, however, such contracts are on the same terms and conditions that would be available from an independent responsible third party that is willing to perform the requested service.

6.3         Contractual Authority.

Only the Manager or those officers of the LLC and/or any other individuals associated with the LLC who have been given authority by the Manager to do so may execute on behalf of the LLC any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, or any assignment or endorsement thereof.  Any person dealing with the LLC or the Manager may rely upon a certificate signed by the Manager as to (a) the identity of the Manager or any other Member of the LLC, (b) the persons who are authorized to execute and deliver any instrument or document for or on behalf of the LLC or (c) any act or failure to act by the LLC or as to any other matter whatsoever involving the LLC or any Member.

6.4         Officers.

The Manager may appoint a chief executive officer, a president, a secretary, a chief financial officer, and such other officers of the LLC as appropriate, each of whom shall hold office for such period, have such authority and perform such duties as the Manager determines.

6.5         Limitations on Liability of the Managers and Officers.

The Manager and officers shall not be liable to the LLC or Members for any loss or damage resulting from any mistake of fact or judgment or any act or failure to act unless the mistake, act or failure to act results directly from fraud, willful misconduct or gross negligence.  The Manager and officers shall be indemnified pursuant to Article XII hereof.

6.6         Other Activities of the Members and Manager Permitted.

The Members and the Manager and their respective Affiliates may engage or invest, independently or with others, in any business activity of any type or description, including without limitation those that might be the same as or similar to the LLC’s business and that might be in direct or indirect competition with the LLC.  Neither the Members nor the Manager shall be obligated to present any investment opportunity or prospective economic advantage to the LLC, even if the opportunity is of a character that, if presented to the LLC, could be taken by the LLC.  The Members and the Manager shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the LLC.  Neither the LLC nor any other Member or Manager, as the case may be, shall have any right in or to such other venture or activities or opportunities or to the income or proceeds derived therefrom.  Each Member and Manager acknowledges that the other Members and Manger and their respective Affiliates own and/or manage other businesses, including businesses that may compete with the LLC and for the Members’ and/or the Manager’s time.  Each Member and each Manager hereby waives any and all rights and claims which he may otherwise have against the other Members and/or Manager, as the case may be, and their respective Affiliates as a result of any of such activities.

6.7         Devotion of Time.

The Manager is not obligated to devote all of his time or business efforts to the affairs of the LLC.  The Manager shall devote whatever time, effort, and skill as he deems appropriate for the operation of the LLC.

6.8         Class B Member Consent Rights.

Until such time as the Class B Members have received all of the Aggregate Sales Proceeds to which they are entitled in accordance with Section 8.7 of this Agreement, the Company shall not, without obtaining the prior written approval of the holders of a majority-in-interest of the Percentage Interests held by the Class B Members:

6.8.1   engage in any business or activity other than that for which the LLC was formed and has historically conducted;

6.8.2   take any action to amend, alter, or repeal Section 6.8 or Section 8.7 of this Agreement;

6.8.3   admit any additional Class B Members;

6.8.4   create any new Membership Interests or modify the terms of any existing Membership Interests in a manner that reasonably could be expected to adversely affect the rights of the Class B Members; or

6.8.5   enter into any transaction for the sale of assets of the LLC not in the ordinary course of its business which does not constitute a Sale Transaction.

ARTICLE VII – MEETINGS OF MEMBERS & INFORMATION RIGHTS

7.1         Meeting of Members.

The Members are not required to hold meetings.  Decisions may be reached by a written consent signed by the requisite Members.  In the event that the Members desire to hold a meeting, formal notice of the meeting shall not be required. The Members may participate in the meeting through the use of a conference telephone or similar communications equipment, provided that all Members participating in the meeting can hear one another.  The Members shall keep or cause to be kept with the books and records of the LLC full and accurate minutes of all meetings, notices of meetings, when given, and all written consent in lieu of meetings.

7.2         Reports.

The Manager will prepare and provide the Class B Members with (i) within forty-five (45) days after the end of each fiscal quarter, unaudited financial statements of the LLC, including a balance sheet, income statement, a statement of cash flow, and a statement of profit or loss for the fiscal quarter then ended; and (ii) within ninety (90) days after the end of each fiscal year, unaudited financial statements of the LLC, including a balance sheet, statement of operations, and a statement of cash flow for the fiscal year then-ended.

ARTICLE VIII - TRANSFER AND ASSIGNMENT OF MEMBERSHIP INTERESTS,
ECONOMIC INTERESTS AND RIGHTS

8.1         Transfers.

Except for Permitted Transfers (as defined below), no Member may Transfer (directly or indirectly) all or any portion of such Member’s Membership Interests (or any beneficial interests therein) to any other Person except with the approval of the Manager, which approval may be given or withheld as the Manager may determine in his sole discretion.  Any purported Transfer which is not in accordance with this Agreement shall be null and void and of no effect.  After the consummation of any Transfer of any part of a Member’s Membership Interests, the Membership Interests so Transferred shall continue to be subject to the terms and conditions of this Agreement and any further Transfers shall be required to comply with all of the terms and provisions of this Agreement.

8.2         Substitution of Members.

A transferee of any Membership Interests properly Transferred hereunder shall have the right to become a substitute Member only if such transferee executes an instrument satisfactory to the Manager accepting and adopting the terms and provisions of this Agreement, and such transferee pays any reasonable expenses in connection with his, her or its admission as a substitute Member (as requested by the Manager).  The admission of a substitute Member shall not result in the release of the Member who assigned the membership interest in the LLC from any liability that such Member may have to the LLC unless the substitute Member expressly agrees in writing to assume such liability.

8.3         Permitted Transfers.

For purposes of this Agreement, the term “Permitted Transfer” shall mean a transfer by a Member of all or any portion of such Member’s Membership Interests in the LLC (i) (A) to a trust for the benefit of the transferor and/or his or her family members, provided that such trust is, during the transferor’s lifetime, controlled by the transferor, or (B) as an estate planning transfer to an entity over which the transferor retains voting control, (ii) to an Affiliate of such Member, or (iii) in the case of any transfer by a permitted transferee described in (i) or (ii), above, back to the original transferor Member thereof,.  Notwithstanding the foregoing, in no event shall a putative Transfer constitute a “Permitted Transfer” unless and to the extent that (i) the other Members are notified of the material terms concerning such transfer prior thereto (including, but not limited to, the would-be transferee and the consideration to be received therefor) and (ii) the would-be transferee agrees in writing to be bound by the provisions of all agreements applicable to the Membership Interests to be transferred (including, without limitation, a joinder to this Agreement).

8.4         Additional Transfer Restrictions.

Notwithstanding anything herein to the contrary, no Member may, without the prior written consent of the Manager, Transfer all or any portion of its Membership Interests to the extent such Transfer (a) would violate any applicable securities laws, or (b) would cause a termination of the LLC for federal income tax purposes.

8.5         Enforcement of Transfer Restrictions.

The restrictions on Transfer contained in this Agreement are an essential element in the ownership of Membership Interests.  Upon application to any court of competent jurisdiction, the LLC and/or a Member, as the case may be, shall be entitled to a decree against any Person violating or about to violate such restrictions, requiring their specific performance, including those prohibiting a Transfer of all or a portion of such Membership Interests.

8.6         Mandatory Co-Sale.

8.6.1   Right of Mandatory Co-Sale.  One or more Members holding Membership Interests representing a majority of the Percentage Interests in the LLC who propose to sell all of their respective Membership Interests to any Person which is not an Affiliate of  the LLC or BR in a bona fide, arms-length transaction (the “Selling Members”), upon delivery of a written notice of the proposed sale (the “Drag Along Notice”) to the other Members, shall have the right (the “Mandatory Co-Sale Right”) to require all, but not less than all, of the other Members to sell, or to cause to be sold, all, but not less than all, of the Membership Interests owned by such other Members upon the Offered Terms and Conditions (as defined below).  The Drag Along Notice shall contain a description of the proposed transaction and the terms thereof, the name of the proposed transferee, the price at which the Membership Interests are to be sold and the terms of payment and the other terms and conditions to the proposed sale (the “Offered Terms and Conditions”), which such Offered Terms and Conditions shall provide for the aggregate payment to the Class B Members at the closing of an amount at least equal to the amount of the Liquidating Payment that would have been required to be paid pursuant to Sections 8.7.2 and 8.7.4(c) in the event the sale pursuant to this Section 8.6.1 constituted a “Sale Transaction” as defined by clause (iii) of Section 8.7.3.

8.6.2   Participation in Mandatory Co-Sale.  At the closing of the transfer, the other Members who have received notice of the exercise of the Mandatory Co-Sale Right must provide for sale to the transferee, free and clear of all liens and rights of third parties, the Interests which the other Member has been notified are subject to the Mandatory Co-Sale Right.  The other Members agree to make such representations and warranties regarding the LLC and its subsidiaries and their respective ownership of Membership Interests as the Selling Members may be required to make to the transferee, provided, such representations and warranties shall be reasonably acceptable to the other Members and provided, further, that each of the other Members’ respective liabilities for breach of such representations and warranties shall be limited to such other Members’ proceeds of the sale of their respective Membership Interests pursuant to the Mandatory Co-Sale Right, and provided, further, that if any such other Member is not involved in the business of the LLC and its Percentage Interest is less than 20%, the Selling Members shall use commercially reasonable efforts to ensure that any representations or warranties that such other Member is required to make to the transferee shall be limited to such Member’s title to the its Membership Interest and its authority to enter into the relevant sales agreement and perform its obligations thereunder.  Notwithstanding the foregoing, in the event that the LLC is in breach of any of its representations and warranties regarding itself and its subsidiaries that it may be required to make in connection with such transfer, each of the Members’ respective liability for breach of such representations and warranties shall be shared on a pro-rata basis based on their respective Percentage Interests or shall be satisfied by a reduction in the price at which the Membership Interests are sold to the transferee.

8.7         Redemption of Class B Membership Interests; Liquidating Payment.

8.7.1   Redemption.  Upon a Sale Transaction, the LLC shall redeem and purchase from the Class B Members, and the Class B Members hereby agree to sell to the LLC, 100% of the Membership Interest of the LLC owned by the Class B Members (the “Redeemed Securities”), for the consideration provided herein.  Without any further action by the LLC or the Members, effective as of the date of any Sale Transaction, the LLC shall cancel the Redeemed Securities which shall cease to be outstanding.  The Class B Members and the LLC shall execute and deliver any documents and other papers and perform any further acts as may be reasonably required or desirable to carry out the provisions of this Section 8.7 and the transactions contemplated hereby, including, without limitation, the execution and delivery of such endorsements, assignments and other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest in the LLC good title in and to the Redeemed Securities.

8.7.2   Amount of Payment.  In connection with a Sale Transaction, the LLC shall redeem the Membership Interest of the LLC owned by the Class B Members and shall pay or otherwise cause to be paid to the Class B Members an amount (the “Liquidating Payment”) equal to, in the aggregate, eighteen percent (18%) (which percentage shall not be subject to dilution or reduction without the consent of the Class B Members) of the Aggregate Sales Proceeds (defined below) for such Sale Transaction.

8.7.3   Sale Transaction.  For purposes hereof, a “Sale Transaction” shall mean the earliest to occur of (i) the voluntary or involuntary liquidation, dissolution or winding up of the LLC followed by the LLC’s distribution to holders of its Membership Interests of amounts to which such holders are entitled in respect of such interests as a result of the liquidation, dissolution or winding up of the LLC; (ii) the sale of all or substantially all of the assets of the LLC in one transaction or a series of related transactions to any Person which is not an Affiliate of  the LLC or BR in a bona fide, arms-length transaction; and (iii) the acquisition of the LLC by any person or entity which is not an Affiliate of  the LLC or BR in a bona fide, arms-length transaction by means of merger, consolidation, share exchange, reorganization, equity purchase or otherwise pursuant to which equity interests of the LLC are converted into or exchanged for cash, securities or other property of the acquiring entity or any of its affiliates and which results in the holders of the voting securities (excluding shares of the surviving entity held by holders of equity interests of the LLC acquired by means other than the exchange or conversion of the capital stock of the LLC for shares of the surviving entity) of the LLC immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially owning, directly or indirectly, less than a majority of the combined voting power of the surviving entity resulting from such merger, consolidation, share exchange, reorganization or other transaction.

8.7.4   Aggregate Sales Proceeds.  For purposes hereof, “Aggregate Sales Proceeds” shall be determined as follows:

(a)           Dissolution.  In connection with a Sale Transaction described in clause (i) of the definition thereof, the “Aggregate Sales Proceeds” shall be an amount equal to the total amount of cash and other property to be distributed by the LLC, as applicable, to holders of Membership Interests as a result of the liquidation, dissolution or winding up of the LLC.  It is understood and agreed that for purposes of calculating Aggregate Sales Proceeds hereunder, in the event of a Sale Transaction described in clause (i) of the definition thereof, no PPLB Indebtedness shall be considered in such calculation.  For clarity, and without limiting the foregoing, it is the intent of the parties that the amount of the Liquidating Payment in a Sale Transaction described in clause (i) of the definition thereof be made to the Class B Members shall be determined as if the PPLB Indebtedness does not exist at the time of such sale to reduce the Aggregate Sales Proceeds thereof.

(b)           Asset Sale.  In connection with a Sale Transaction described in clause (ii) of the definition thereof, the “Aggregate Sales Proceeds” shall be an amount equal to the sum of (A) the total amount of cash and other property actually received by the LLC in consideration of the assets sold in such Sale Transaction and (B) the amount of PPLB Indebtedness assumed by the buyer in such transaction.

(c)           LLC Acquisition.  In connection with a Sale Transaction described in clause (iii) of the definition thereof, the “Aggregate Sales Proceeds” shall be an amount equal to the sum of (A) the total amount of cash and other property actually received by holders of equity interests of the LLC in consideration for their equity interests in the LLC and (B) the amount of PPLB Indebtedness that remains outstanding and payable by the LLC or is otherwise assumed by the buyer in such transaction.

8.7.5   Intentionally Omitted.

8.7.6   Timing and Form of Payment.  In the event of a Sale Transaction, the LLC shall pay or cause to be paid to the Class B Members a Liquidating Payment no later than five (5) business days following the date the Aggregate Sales Proceeds are paid to the LLC or distributed by the LLC to its equity holders other than the Class B Members.  The Liquidating Payment shall be paid to the Class B Members in the same form of consideration (e.g., cash, securities and/or other property) received by the LLC in such Sale Transaction.

8.7.7   Conforming Agreements from the Class B Members.  The Class B Members shall cooperate with the LLC, the Members and buyer in any Sale Transaction in all reasonable respects, and shall execute and deliver any documents and other papers and perform any further acts as may be reasonably required or desirable to (i) evidence the redemption of the Redeemed Securities upon the payment of a Liquidating Payment by each of the LLC or an agreement by each of the LLC to make a Liquidating Payment, and (ii) facilitate the payment to the Class B Members of a Liquidating Payment, including, without limitation, making such investment representations and warranties of the Class B Members as may be necessary for buyer’s delivery of securities to the Class B Members in a transaction which is exempt from registration under Section 5 of the Securities Act of 1933, as amended.  Notwithstanding the foregoing, the Class B Members shall not be required to make or provide any representations, warranties, covenants or indemnities about or with respect to the business of the LLC, as applicable, with respect to any competitive restrictions, provide any licenses to any intellectual property or provide any covenants with respect to any performance obligations.  The Class B Members shall be subject to post-closing purchase price adjustments, escrow terms, offset rights and holdback terms applicable to equity holders of the LLC as applicable.

ARTICLE IX - DISSOLUTION AND WINDING UP

9.1         Conditions of Dissolution.

Subject to the rights of the Class B Members to receive the Liquidating Payment under Section 8.7 of this Agreement, the LLC shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

(a)           a determination by Members having an aggregate Percentage Interest greater than fifty-percent (50%) that the LLC shall be dissolved and wound up;

(b)           the sale of all or substantially all of the assets of the LLC;

(c)           the entry of a decree of judicial dissolution by a court of competent jurisdiction providing for the dissolution of the LLC; or

(d)           the occurrence of any other event which causes the dissolution of the LLC by operation of law.

9.2         Order of Payment of Liabilities Upon Dissolution.

Upon dissolution, the LLC’s liabilities shall be settled in the following order, as required by the Act:

(a)           to creditors other than Members, in the order of priority as provided by law;

(b)           to the Class B Members, any Liquidating Payment as provided by Section 8.7, pro rata in accordance with their Percentage Interests in the LLC vis-à-vis each other;

(c)           to creditors who are Members; and

(d)           solely to the Class A Members pro rata in accordance with their Percentage Interests in the LLC vis-à-vis each other.

9.3         Limitations on Payments Made on Dissolution.

Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look solely at the assets of the LLC for the return of his positive adjusted Capital Account balance.

9.4         Liquidation.

Upon the dissolution of the LLC, the assets of the LLC shall be liquidated as promptly as shall be practicable.  Upon any such liquidation, the LLC shall comply with the terms of Section 8.7 of this Agreement to the extent applicable.

9.5         Termination of Covenants.

Upon dissolution and winding up of the LLC, this Agreement, including, without limitation, all covenants of the parties hereto contained herein, shall terminate.

ARTICLE X - BOOKS AND RECORDS, FISCAL YEAR

There shall be maintained and kept at all times during the continuation of the LLC, proper and usual books of account in accordance with generally accepted principles of accounting consistently applied and which shall accurately reflect the condition of the LLC and shall account for all matters concerning the management thereof; which books shall be maintained and kept at the principal office of the LLC or at such other place or places as the Manager may from time to time determine.  The LLC’s books and records shall be maintained on the basis selected by the Manager.  The fiscal year of the LLC shall commence January 1 and terminate on December 31 of the same calendar year.

ARTICLE XI - TAX MATTERS

BR is hereby designated as the “Tax Matters Partner” (as such term is defined in the Code and the Treasury Regulations promulgated thereunder) for purposes of federal and state income tax matters.  The Tax Matters Partner shall cause the preparation and timely filing of all tax returns required to be filed by the LLC pursuant to the Code and all other tax returns deemed by it to be necessary and required in each jurisdiction in which the LLC does business.

ARTICLE XII - INDEMNIFICATION

12.1       Liability of Members.

Except as otherwise provided by the Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the LLC, and no Covered Person shall be obligated personally for any such debt, obligation, or liability of the LLC solely by reason of being a Covered Person.

12.2       Liability of Manager and Officers.

The Manager and the officers shall not be liable, in damages or otherwise, to the LLC or any Member for any act or failure to act by the Managers or the officers which act was within the scope of the authority conferred on the Manager or the officers by this Agreement, as applicable, unless such act or omission constituted fraud, willful misconduct or gross negligence. The Manager and the officers shall be indemnified by the LLC against liability for any claim, demand, tax penalty, loss, damage, liability or expense (including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable legal fees and expenses) resulting from any threatened, pending or completed action, suit or proceeding naming as a defendant the Manager or any officer by reason of acts or omissions by him within the scope of his authority as set forth in this Agreement, provided his actions did not constitute fraud, willful misconduct or gross negligence.

12.3       Exculpation.

12.3.1   No Covered Person shall be liable to the LLC for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the LLC, in good faith and in a manner reasonably within the scope of authority conferred on such Covered Person by this Agreement or otherwise, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, willful misconduct, breach of this Agreement or gross negligence.

12.3.2   A Covered Person shall be fully protected in reasonably relying in good faith upon the records maintained by the LLC and upon such information, opinions, reports or statements presented to the LLC by any Person as to matters reasonably within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or distributions or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

12.4       Fiduciary Duty; Waiver.

12.4.1   To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the LLC or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the LLC or to any other covered Person for its good faith reliance on the provisions of this Agreement.

12.4.2   In accordance with Section 17005(d) of the Act, the Members hereby waive any and all fiduciary duties of the Manager to the LLC and to the Members of the LLC as may otherwise be provided by Section 17153 of the Act.

12.4.3   Unless otherwise expressly provided herein, whenever a conflict of interest exists or arises between Covered Persons, the Covered Person shall resolve such conflict of interest in good faith, considering in each case (a) the relative interests of each party (including its own interests) in such conflict, agreement, transaction or situation, (b) the benefits and burdens relating to such interests, (c) any customary or accepted industry practices, (d) any applicable generally accepted accounting practices or principles, and (e) in the case of any transaction, the terms of similar transactions among unrelated third parties.  In the absence of bad faith or a breach of this Agreement by the Covered Person, the resolution, action or terms so made, taken or provided by the Covered Person shall not constitute a breach of any duty or obligation of the Covered Person at law or in equity or otherwise.

12.5       Indemnification by the LLC.

To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the LLC for any loss, damage or claim (including reasonable legal fees) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the LLC and in a manner reasonably within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person (a) by reason of fraud, willful misconduct or gross negligence with respect to such acts or omissions or (b) in breach of the Agreement; provided, however, that any indemnity under this Section 12.5 hereof shall be provided out of and to the extent of LLC assets only, and no Covered Person shall have any personal liability on account thereof.

12.6       Indemnification Procedure.

Any person asserting a right to indemnification under Section 12.5 hereof shall so notify the Manager, in writing pursuant to the notice requirements of Section 14.11 hereof.  With respect to those claims governed by Section 12.5 hereof, the Manager shall be entitled to control the defense or prosecution of such claim or demand in the name of the indemnified person.  The parties hereto shall cooperate in the prosecution or defense against any claims and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested in connection therewith.

12.7       Expenses.

To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the LLC of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.5 hereof.

ARTICLE XIII - REQUIRED ARBITRATION OF DISPUTES

Any dispute, claim, controversy or action (collectively “Dispute”) arising directly or indirectly out of or in any way relating to this Agreement shall be administered and fully and finally resolved before JAMS in Los Angeles, California, pursuant to its Comprehensive Arbitration Rules and Procedures in accordance with the provisions set forth below:

13.1       Reference; Rules and Procedures.

Such dispute shall be resolved by a single arbitrator appointed in accordance with said Rules and Procedures.  The Members consent that any process or notice of motion or other application to any court, and any paper in connection with arbitration, may be served by certified mail, return receipt requested or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.  Pending the arbitration award, the Members shall have all rights to provisional remedies which they would have at law or equity, notwithstanding the existence of this agreement to arbitrate.  The arbitrators shall have no power to alter or modify any express provision of this Agreement (all of which provisions are hereby incorporated by reference into this arbitration provision) or to render an award which has the effect of altering or modifying any express provision hereof, provided, however, that any application for reformation of the contract shall be made to the arbitrators and not to any court and the arbitrators shall be empowered to determine whether valid grounds for reformation exist.

13.2       Confidentiality.

The Members shall maintain the confidential nature of the arbitration proceeding and any award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.  To the extent that any Member seeks injunctive or other preliminary relief, a stay or provisional remedy, confirmation of an award or any other judicial intervention, that Member shall use its best effort to have any such submission filed under seal, and to ensure that any related documents shall be designated and treated as a “Sealed Document.”  To the extent the court permits such sealing, all papers and documents filed under seal shall be filed in sealed envelopes and shall remain under seal until such time as the court, or any court of competent jurisdiction, orders otherwise.  Such Sealed Documents shall be identified with the caption of this action and a general description of the sealed contents, and shall bear the following statement which should also appear on the sealed envelope:

“CONFIDENTIAL - SUBJECT TO PROTECTIVE ORDER

Contents are confidential and are subject to a court ordered protective order governing the use and dissemination of such contents.”

The clerk of the court shall maintain such Sealed Documents separate from the public records, intact and unopened except as otherwise directed by the court.  Such Sealed Documents shall be released by the clerk of the court only upon further order of the court.

ARTICLE XIV - MISCELLANEOUS

14.1       Law Governing.

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely therein.

14.2       Complete Agreement.

This Agreement and the Articles constitute the complete and exclusive statement of agreement among Members relating to the LLC.  This Agreement and the Articles supersede all prior written and oral statements and agreements by and among Members and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the Members or have any force or effect whatsoever.

14.3       Binding Effect.

Subject to the provisions of this Agreement and the Act relating to transferability, this Agreement shall be binding and inure to the benefit of Members, and their respective executors, administrators, heirs, successors and permitted assigns.

14.4       No Third Party Beneficiary.

This Agreement is made solely and specifically among and for the benefit for the LLC and the parties hereto, and their respective successors and permitted assigns subject to the express provisions hereof relating to successors and permitted assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.  This Agreement is not intended for the benefit of a creditor who is not a Member and does not grant any rights to or confer any benefits on any Person who is not a Member, Manager, officer, or agent of the LLC.

14.5       Gender and Number in Nouns and Pronouns.

Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.  The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.  Any reference to the Code, the Act, or statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

14.6       Headings.

All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

14.7       References in This Agreement.

Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

14.8       Exhibits.

All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

14.9       Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable.  This Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

14.10     Additional Documents and Acts.

Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

14.11     Notices.

In order to be effective all notices, consents, approvals, disapprovals and other communications (“Notices”) required or permitted by this Agreement must be in writing and either (a) sent by telegram or telecopy (or similar facsimile), or (b) placed in the United States mail, certified with return receipt requested, properly addressed and with the full postage prepaid, or (c) personally delivered, and in all cases other than telegram or telecopy (or similar facsimile), signed.  Notice shall be deemed received and effective on the earliest of (x) the date actually received, or (y) two business days after being mailed as aforesaid, or (z) 24 hours after being sent by telegram or telecopy (or similar facsimile).  Each Member’s address, telephone number and facsimile number for the purpose of receiving Notice is set forth on Exhibit A hereto.  Any Member may change its address, telephone number or facsimile number for Notice purposes by giving Notice in the manner described in this Section 14.11, provided that such change of address shall not be effective until 10 days after notice of the change.

14.12     Amendments.

14.12.1   In addition to amendments specifically authorized herein, but subject to Section 6.8 hereof, any and all amendments to this Agreement may be made from time to time only by agreement of the Class A Members having an aggregate Percentage Interest greater than fifty percent (50%) of the aggregate Percentage Interests held by the Class A Members.

14.12.2   In addition to other amendments authorized herein, amendments may be made to this Agreement from time to time by the Manager, without the consent of any Member: (a) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions of this Agreement; (b) to delete or add any provision of this Agreement required to be so deleted or added by any federal or state official, which addition or deletion is deemed by such official to be for the benefit or protection of all of the Members; and (c) to take such actions as may be necessary (if any) to insure that the LLC will be treated as a partnership for federal income tax purposes.

14.12.3   In making any amendments, there shall be prepared and filed by, or for, all of the Members or the Managers, as the case may be, such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the LLC.

14.13     Multiple Counterparts.

This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Operating Agreement to be effective as of October 1, 2011.

BELLA ROSE, LLC, a
California limited liability company

By:	PEOPLE’S LIBERATION, INC.
Its:	Sole Member

By:	/s/ Colin Dyne
Colin Dyne,
Its:	Chief Executive Officer

TENNMAN WR-T, INC., a
Delaware corporation

By:	/s/ Justin Timberlake
Name:
Its:

S-1

EXHIBIT A

WILLIAM RAST LICENSING, LLC
Members’ Names, Addresses and Interests

Member’s Name	Member’s Address	Member’s Capital Account*	Class of Membership Interest	Member’s Percentage Interest

Bella Rose, LLC	c/o People’s Liberation, Inc. 150 West Jefferson Blvd. Los Angeles, CA 90007 Attn: Colin Dyne	$(156,645)	Class A	82%

Tennman WR-T, Inc.	c/o Al Gossett 1900 Covington Pike Memphis, TN 38128	$0	Class B	18%

TOTAL		$(156,645)		100.0%

*  Determined as of December 31, 2010.

Exhibit A